Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Interactive Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Interactive Corporation (the Company) of our reports dated February 23, 2012, with respect to the consolidated balance sheets of Liberty Interactive Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three‑year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10‑K of Liberty Interactive Corporation.

Registration
Description	statement no.	Description

S-8	333-134114	Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (amended 11/7/11)

S-8	333-134115	Liberty Interactive Corporation 2000 Incentive Plan (amended 11/7/11)

S-8	333-142626	Liberty Interactive Corporation 2007 Incentive Plan (amended 11/7/11)

S-8	333-134114	Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (amended 11/7/11)

S-8	333-171192	Liberty Interactive Corporation 2000 Incentive Plan (amended 11/7/11)

S-8	333-171193	Liberty Interactive Corporation 2007 Incentive Plan (amended 11/7/11)

S-8	333-172512	Liberty Interactive Corporation 2007 Incentive Plan (amended 11/7/11)

S-8	333-134114	Liberty Interactive Corporation 2002 Nonemployee Director Incentive Plan (amended 11/7/11)

S-8	333-176989	Liberty Interactive 401(k) Savings Plan

S-8	333-177840	Liberty Interactive Corporation 2011 Nonemployee Director Incentive Plan (amended 11/7/11)

S-8	333-177841	Liberty Interactive Corporation 2010 Incentive Plan (amended 11/7/11)

S-8	333-177842	Liberty Interactive Corporation 2007 Incentive Plan (amended 11/7/11)

/s/ KPMG LLP
Denver, Colorado
February 23, 2012